Exhibit 99.1

Bleichroeder Acquisition Corp. II Announces the Pricing of $250,000,000 Initial Public Offering

New York, NY, January 07, 2026 (GLOBE NEWSWIRE) -- Bleichroeder Acquisition Corp. II (the “Company”) announced today the pricing of its initial public offering of 25,000,000 units. The units are expected to be listed on The Nasdaq Stock Market LLC (“Nasdaq”) and begin trading tomorrow, January 8, 2026, under the ticker symbol “BBCQU.” Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “BBCQ” and “BBCQW,” respectively. The offering is expected to close on January 9, 2026, subject to customary closing conditions. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any industry, sector or geographic region. The Company’s primary focus, however, will be on North American and European businesses in disruptive growth sectors, which may include companies within sectors that are being transformed via technology adoption. The Company’s management team is led by its Co-Founders, Michel Combes and Andrew Gundlach, Robert Folino, its Chief Financial Officer, and Marcello Padula, its Chief Operating Officer. The Board also includes Kathy Savitt and Antoine Theysset.

Cohen & Company Capital Markets and Clear Street are acting as co-managers for the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com and Clear Street LLC, 4 World Trade Center, 150 Greenwich Street, Floor 45, New York NY 10007, or by email at ECM@clearstreet.io.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on January 7, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Bleichroeder Acquisition Corp. II
1345 Avenue of the Americas, 47th Floor

New York, NY 10105

Attn: Robert Folino

(o) 212.984.3835

robert.folino@bspac1.com